Exhibit 99.1
DENBURY ANNOUNCES EARLY ACCEPTANCE OF CASH TENDER OFFER FOR 8¼% SENIOR SUBORDINATED NOTES DUE 2020
Completes Offering of $1.25 Billion of 5½% Senior Subordinated Notes due 2022
Announces Redemption of Remaining 8¼% Senior Subordinated Notes Due 2020

PLANO, TX – April 30, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced today that it exercised its early purchase option and has accepted for purchase the 8¼% Senior Subordinated Notes due 2020 of the Company (the "8¼% Notes") tendered and not withdrawn prior to 5:00 p.m., New York City time yesterday, April 29, 2014 (the "Consent Payment Deadline"), pursuant to Denbury's previously announced tender offer and consent solicitation. As of the Consent Payment Deadline, approximately $815 million principal amount of the 8¼% Notes, or approximately 82% of the outstanding 8¼% Notes had been validly tendered and not withdrawn. Payment for the 8¼% Notes purchased was made today.
Denbury further announced that today it has closed its sale of $1.25 billion principal amount of its 5½% Senior Subordinated Notes due 2022 (the “5½% Notes”), the proceeds of which are to be used to fund the costs to repurchase the 8¼% Notes, and to pay related fees and expenses. The remaining net proceeds from this sale of the 5½% Notes will be used to reduce borrowings under the Company’s bank credit facility and for general corporate purposes.

Based on the amount of 8¼% Notes tendered and accepted for purchase, the Company received a sufficient number of consents to adopt the proposed amendments to the indenture governing the 8¼% Notes. These amendments were adopted on April 30, 2014 pursuant to a supplemental indenture to the indenture governing the 8¼% Notes which eliminated most of the restrictive covenants and certain events of default in that indenture.

The tender offer is being made pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated as of April 16, 2014, and the related Letter of Transmittal and Consent (collectively, the "Offer Documents"). The tender offer will expire at 11:59 p.m., New York City time, on May 13, 2014, unless extended by the Company.

Wells Fargo Securities has been engaged to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and the consent solicitation. Any questions regarding the terms of the tender offer should be directed to Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect). Any questions regarding procedures for tendering 8¼% Notes or any request for additional copies of the Offer Documents should be directed to MacKenzie Partners, Inc., the information agent for the tender offer, at (800) 322-2885 (toll free), (212) 929-5500 (collect), or tenderoffer@mackenziepartners.com.

Denbury also announced today that it has called for redemption all of the remaining outstanding 8¼% Notes (CUSIP No. 24823UAG3) in accordance with the terms of those 8¼% Notes. The redemption date for the 8¼% Notes is May 30, 2014. The redemption price is 100% of the principal amount outstanding of the 8¼% Notes, plus the required make-whole premium, plus the accrued and unpaid interest on the 8¼% Notes up to, but excluding, the redemption date.

The Offer and the Consent Solicitation are being made solely by means of the Offer Documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the 8¼% Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any notes or other securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No recommendation is made as to whether holders of the 8¼% Notes should tender their 8¼% Notes.

Denbury is a growing, dividend-paying, domestic oil and natural gas company. The Company’s primary focus is on enhanced oil recovery utilizing carbon dioxide, and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

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This news release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including risks and uncertainties detailed in Denbury's filings with the Securities and Exchange Commission, including Denbury's most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and Denbury's future performance are both subject to a wide range of business risks, and there is no assurance that Denbury’s goals and performance objectives can or will be realized. Actual results may vary materially. In addition, any forward-looking statements represent Denbury’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028

INFORMATION AGENT CONTACT:
MacKenzie Partners, Inc. Jeanne Carr, 212-929-5500
Toll Free: 800-322-2885
tenderoffer@mackenziepartners.com